Exhibit 99.1

Investor Contact: Robert Cuca Chief Financial Officer 610-882-1820 investorinfo@orasure.com	Media Contact: Jeanne Mell VP Corporate Communications 484-353-1575 media@orasure.com

ORASURE TECHNOLOGIES APPOINTS JAMES A. DATIN TO ITS BOARD OF DIRECTORS

BETHLEHEM, PA, August 14, 2019 - OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point of care diagnostic tests and specimen collection devices, today announced the appointment of James A. Datin, as a member of the Company’s Board of Directors.  Mr. Datin will serve as a Class III Director with an initial term expiring at the Company’s 2021 Annual Meeting of Stockholders.  He will also serve on the Audit and the Compensation Committees of the Board.

“We are pleased to have this opportunity for Jim to serve on our Board of Directors,” said Stephen S. Tang, Ph.D., President and Chief Executive Officer of OraSure Technologies.  “His executive leadership experience, along with his experience in mergers and acquisitions, improving performance and facilitating growth in the life science industry will enable him to be a strong contributor to the Company as it executes against its innovation-driven growth strategy.”

Mr. Datin, age 56, currently serves as the President and Chief Executive Officer of BioAgilytix, LLC, a global bioanalytical contract research organization supporting the development of novel therapeutic biologics.  Prior to BioAgilytix, from August 2005 to June 2013 Mr. Datin served as the Executive Vice President and Managing Director at Safeguard Scientifics, Inc. (NYSE: SFE), a company focused on providing capital and advice to technology-driven businesses in healthcare, financial services and digital media. Prior to his tenure at Safeguard, Mr. Datin served as the Chief Executive Officer of TouchPoint Solutions, a software solutions provider.  Prior to joining TouchPoint, Mr. Datin served in executive positions for Dendrite International and Isuta.

Mr. Datin previously served on the Boards of Directors of Clarient (NASDAQ: CLRT), NuPathe Inc. (NASDAQ: PATH), the University City Science Center (Philadelphia) and Laurate Pharma.

Mr. Datin earned a B.B.A. at Marshall University, an M.B.A. at the University of New Haven and an Advanced Management Degree at The Wharton School at The University of Pennsylvania.

About OraSure Technologies

OraSure Technologies is empowering the global community to improve health and wellness by providing access to accurate essential information.  OraSure is a leader in the development, manufacture and distribution of point-of-care diagnostic tests, molecular collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and Hepatitis C (HCV) on the OraQuick® platform, sample self-collection and stabilization products for molecular applications, and oral fluid laboratory tests for detecting various drugs of abuse. Together with its wholly-owned subsidiaries (DNA Genotek,

CoreBiome and Novosanis), OraSure provides its customers with value-added, end-to-end solutions that encompass tools, diagnostics and services.  OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. For more information on OraSure Technologies, please visit www.orasure.com.

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